Exhibit 99.1

Pep Boys files Second Quarter 10-Q
- Will Restate its Supplemental Guarantor Information Footnote -
- No Impact on Consolidated Balance Sheets or Statements of Operations -

PHILADELPHIA — September 19, 2007 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced that its Form 10-Q for the quarterly period ended August 4, 2007 contains a corrected presentation of its accounting for certain inter-company subsidiary investments in its Supplemental Guarantor Information footnote.

The Form 10-Q also included certain other immaterial corrections to the Company’s financial statements.  For a complete description, please see the Form 10-Q publicly available through a link on the Company’s web site at www.pepboys.com.

The corrected errors have no impact, for any previously completed period, on the Company’s (i) consolidated balance sheets, (ii) consolidated statements of operations, (iii) net cash flows from operating activities, investing activities or financing activities included in the consolidated statements of cash flows or (iv) the balance sheets, statements of operations or statements of cash flows for the Non-Subsidiary Guarantors or the Consolidated entities, which are included in Supplemental Guarantor Information note.

The Company will amend the appropriate filings with the Securities and Exchange Commission to include restated financial statements for the three-year period ended February 3, 2007 and for the first quarter of fiscal 2007 to reflect these corrections.  As a result of the restatement, the financial statements contained in the Company’s Form 10-K for the fiscal year ended February 3, 2007 and the Form 10-Q for the quarterly period ended May 5, 2007, previously filed with the SEC, should no longer be relied upon.

Pep Boys has 592 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 - PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Contact:
Pep Boys, Philadelphia
Investor Contact: Harry Yanowitz, 215-430-9720
Media Contact: Alex Spooner, 215-430-9588
Internet: http://www.pepboys.com